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TABLE OF CONTENTS 2

Filed Pursuant to Rule 424(b)(7)
Registration No. 333-171536

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not offers to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 7, 2013
PRELIMINARY PROSPECTUS SUPPLEMENT

Prospectus Supplement
(To Prospectus dated January 4, 2011)

50,000,000 Shares

Cobalt International Energy, Inc.

Common Stock

        The selling stockholders identified in this prospectus supplement are offering 50,000,000 shares of our common stock, par value $0.01 per share. We will not receive any of the proceeds from the sale of the shares.

        Our common stock is listed on The New York Stock Exchange under the symbol "CIE." The last reported sale price of our common stock on The New York Stock Exchange on May 7, 2013 was $28.78 per share.

        Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 5 of the accompanying prospectus.

        The underwriter has agreed to purchase the shares of common stock from the selling stockholders at a price equal to $            per share, for an aggregate price of $            (assuming no exercise of the underwriter's over-allotment option), subject to the terms and conditions in the underwriting agreement among the underwriter, the selling stockholders and us.

        The underwriter proposes to offer the shares of common stock from time to time for sale in one or more negotiated transactions or otherwise, at market prices prevailing at the time of the sale, at prices related to the market prices at the time of the sale or at negotiated prices. See "Underwriting."

        Certain of the selling stockholders have granted the underwriter the right to purchase, within a period of 30 days beginning on the date of this prospectus supplement, up to 7,500,000 additional shares of common stock, solely to cover over-allotments.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        Delivery of the shares of common stock will be made on or about May     , 2013.

Citigroup

        The date of this prospectus supplement is May     , 2013

        We and the selling stockholders have not, and the underwriter has not, authorized anyone to provide any information other than that contained in this prospectus supplement or the accompanying prospectus or incorporated by reference in this prospectus supplement or the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us to which we have referred you. We, the selling stockholders and the underwriter take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the selling stockholders are not, and the underwriter is not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of such document. Our business, financial condition, results of operations and prospects may have changed since those dates. The terms "Cobalt," "we," "us," and "our" refer to Cobalt International Energy, Inc. and our subsidiaries unless the context otherwise requires. The term "selling stockholders" refers, collectively, to the selling stockholders named in this prospectus supplement under the caption, "Selling Stockholders."

i

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

        This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering of common stock and also adds to and updates the information contained or incorporated by reference in the accompanying prospectus. The second part is the prospectus, which describes more general information regarding our securities, some of which does not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading "Where You Can Find More Information and Incorporation of Information by Reference" in this prospectus supplement and in the accompanying prospectus.

        If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus or the information contained in any document incorporated by reference therein, the information contained in the most recently dated document shall control.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and documents incorporated by reference into this prospectus supplement and the accompanying prospectus contain estimates and forward-looking statements. Our estimates and forward-looking statements are mainly based on our current expectations and estimates of future events and trends, which affect or may affect our businesses and operations. Although we believe that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to us. Many important factors, in addition to the factors described in this prospectus supplement, the accompanying prospectus and documents incorporated by reference into this prospectus supplement and the accompanying prospectus, may adversely affect our results as indicated in forward-looking statements. You should read this prospectus supplement, the accompanying prospectus and documents incorporated by reference into this prospectus supplement and the accompanying prospectus completely and with the understanding that our actual future results may be materially different from what we expect.

        Our estimates and forward-looking statements may be influenced by the following factors, among others:

  •
  the discovery and development of oil and gas reserves;

  •
  to what extent our and our partners' prospect development and drilling plans are successful;

  •
  the timing and success of our appraisal and development activities;

  •
  projected and targeted capital expenditures and other costs and commitments;

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  the availability, cost and reliability of drilling rigs, containment resources, production equipment and facilities, supplies, personnel and oilfield services;

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  current and future government regulation of the oil and gas industry and our operations;

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  changes in environmental laws or the implementation or interpretation of those laws;

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  our ability to obtain financing;

  •
  uncertainties inherent in making estimates of our oil and natural gas data;

  •
  our dependence on our key management personnel and our ability to attract and retain qualified personnel;

  •
  our and our partners' ability to obtain permits and licenses and drill in the U.S. Gulf of Mexico and offshore West Africa;

ii

  •
  the costs and delays associated with complying with additional legislation and regulation of the oil and gas industry;

  •
  termination of or intervention in concessions, licenses, permits, rights or authorizations granted by the United States, Angolan and Gabonese governments to us;

  •
  competition;

  •
  the volatility of oil prices;

  •
  our ability to find, acquire or gain access to other prospects;

  •
  the ability of the containment resources we have under contract to perform as designed or contain or cap any oil spill, blow-out or uncontrolled flow of hydrocarbons;

  •
  the availability and cost of developing appropriate infrastructure around and transportation to our prospects;

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  military operations, terrorist acts, wars or embargoes;

  •
  our vulnerability to severe weather events, especially tropical storms and hurricanes in the U.S. Gulf of Mexico;

  •
  the cost and availability of adequate insurance coverage; and

  •
  other risk factors discussed in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2012.

        The words "believe," "may," "will," "aim," "estimate," "continue," "anticipate," "intend," "expect," "forecast," "plan" and similar words are intended to identify estimates and forward-looking statements. Estimates and forward-looking statements speak only as of the date they were made, and, except to the extent required by law, we undertake no obligation to update or to review any estimate and/or forward-looking statement because of new information, future events or other factors. Estimates and forward-looking statements involve risks and uncertainties and are not guarantees of future performance. As a result of the risks and uncertainties described above, the estimates and forward-looking statements discussed in this prospectus supplement, the accompanying prospectus and documents incorporated by reference into this prospectus supplement and the accompanying prospectus might not occur and our future results and our performance may differ materially from those expressed in these forward-looking statements due to, including, but not limited to, the factors mentioned above. Because of these uncertainties, you should not place undue reliance on these forward-looking statements.

iii

SUMMARY

        This summary highlights information contained elsewhere in this prospectus supplement or the accompanying prospectus, or incorporated by reference in this prospectus supplement or the accompanying prospectus. As a result, this summary does not contain all of the information that may be important to you or that you should consider before investing in our common stock. You should read carefully this entire prospectus supplement and the accompanying prospectus, "Item 1A. Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2012, and the other documents incorporated by reference into this prospectus supplement and the accompanying prospectus, which are described under "Where You Can Find More Information and Incorporation of Information by Reference" in this prospectus supplement and in the accompanying prospectus.

Cobalt International Energy, Inc.

Overview

        We are an independent, oil-focused exploration and production company with an extensive below salt prospect inventory in the deepwater U.S. Gulf of Mexico and offshore Angola and Gabon in West Africa. All of our prospects are oil-focused. To date, our drilling efforts have resulted in discoveries in both the U.S. Gulf of Mexico at North Platte, Heidelberg and Shenandoah and offshore Angola at Cameia. Our plan is to continue to mature and drill what we believe are our most promising prospects in the deepwater U.S. Gulf of Mexico and the deepwater offshore Angola and Gabon as we further appraise, evaluate and progress our existing discoveries toward potential project sanction and development. We operate our business in two geographic segments: the U.S. Gulf of Mexico and West Africa.

        Our principal executive offices are located at Cobalt Center, 920 Memorial City Way, Suite 100, Houston, Texas 77024, and our telephone number is (713) 579-9100. We maintain a website at www.cobaltintl.com where general information about us is available. We are not incorporating the contents of the website into this prospectus supplement.

Recent Events

  Current Operations

        Ardennes.    On February 6, 2013, we spud the Ardennes #1 exploratory well, which will target both Miocene and Inboard Lower Tertiary horizons in the deepwater U.S. Gulf of Mexico. We expect results from the Ardennes #1 exploratory well in the third quarter of 2013. We are the operator of Ardennes and own a 42% working interest.

        Diaman.    On April 17, 2013, Total Gabon, as operator, spud the Diaman #1 exploratory well, which will target pre-salt horizons on the Diaba block offshore Gabon. We expect results from the Diaman #1 exploratory well in the second half of 2013. We own a 21.25% working interest in the Diaba block.

        Mavinga.    On May 3, 2013, we spud the Mavinga #1 exploratory well, which will target pre-salt horizons on Block 21 offshore Angola. We expect results from the Mavinga #1 exploratory well in the second half of 2013. We are the operator of Mavinga and own a 40% working interest.

        Lontra.    We expect to spud the Lontra #1 exploratory well in the immediate future, which will target pre-salt horizons on Block 20 offshore Angola. We expect results from the Lontra #1 exploratory well in the second half of 2013. We are the operator of Lontra and own a 40% working interest.

  North Platte #1 Exploratory Well

        On March 19, 2013, we provided an update on our North Platte discovery, confirming that the North Platte #1 exploratory well encountered over 550 net feet of oil pay in multiple high-quality Inboard Lower Tertiary reservoirs in the deepwater U.S. Gulf of Mexico. North Platte is located in approximately 4,400 feet of water and was drilled to a total depth of approximately 34,500 feet. We completed a bypass coring operation on the North Platte #1 exploratory well and are in the process of acquiring a new 3D seismic survey over the greater North Platte complex and the majority of our prospects in the immediate area. Evaluation of this data will be ongoing throughout 2013. This discovery is particularly important because it provides evidence to support our geologic model of the Inboard Lower Tertiary trend where we hold a substantial acreage position with several follow-on prospects, such as Baffin Bay, South Platte, Latvian and Aegean. The North Platte #1 exploratory well represents the first discovery in our U.S. Gulf of Mexico alliance with TOTAL E&P USA, Inc. ("Total"). North Platte is located in the heart of the Inboard Lower Tertiary play. We are the operator of North Platte and own a 60% working interest.

  Shenandoah #2R Appraisal Well

        On March 19, 2013, we announced that the Shenandoah #2R appraisal well had encountered more than 1,000 net feet of oil pay in multiple high-quality Inboard Lower Tertiary reservoirs in the deepwater U.S. Gulf of Mexico. Log and pressure data from both the Shenandoah #2R appraisal well and the Shenandoah #1 exploratory well indicate the presence of high-quality reservoirs and hydrocarbons. The Shenandoah #2R appraisal well was drilled to a total depth of 31,405 feet in approximately 5,800 feet of water, about 1.3 miles southwest and approximately 1,700 feet structurally down-dip from the Shenandoah #1 exploratory well, in order to test the down-dip extent of the Shenandoah field. Well results indicate that the targeted sands were full to base with no evidence of oil-water contacts. The Shenandoah #1 exploratory well was drilled in early 2009 and encountered more than 300 net feet of Inboard Lower Tertiary oil pay. Shenandoah is located in the Inboard Lower Tertiary play in which we believe we hold a significant leasehold position with numerous follow-on Inboard Lower Tertiary exploratory prospects. We own a 20% working interest in Shenandoah and Anadarko Petroleum Corporation ("Anadarko") is the operator.

  Cameia #2 Drill Stem Test

        On April 18, 2013, we announced that a drill stem test ("DST") on the lowest interval drilled by the Cameia #2 appraisal well on Block 21 offshore Angola did not produce measurable hydrocarbons. The DST did confirm the existence of a lower interval potentially capable of high flow rates across the basin. This interval had not been previously penetrated or tested in the Kwanza basin. The Cameia #2 appraisal well further confirmed the presence of the same high-quality hydrocarbon bearing mound reservoir originally penetrated by the Cameia #1 exploratory well. The results of this DST have no bearing on the commerciality of the Cameia development project, which we are continuing to advance with formal project sanction expected in early 2014, assuming continued alignment of our partners and Sonangol, among other things. We are the operator of and own a 40% working interest in the Cameia discovery.

  Cameia Discovery

        We continue to advance plans to develop our Cameia discovery on Block 21 offshore Angola. During the first quarter of 2013, we conducted a variety of subsurface evaluations, including simulations, to help refine and mature potential well locations for a variety of development scenarios. We have matured our development well design and have tendered and received proposals for a drilling rig, with a scope that includes ongoing exploration on prospects other than Cameia as well as anticipated development drilling on Cameia. We are currently evaluating those rig tenders. We also acquired a new 3D seismic survey over Cameia which will be used to optimize development well locations. We have had discussions with our partners, including Sonangol, on our development approach, including potential subsea architecture and equipment, subsurface and reservoir information, and drilling and completions plans. Subject to partner and Sonangol approvals, we anticipate commencing detailed design and long lead purchases during 2013. We expect formal sanction of Cameia in early 2014 and first production from Cameia in 2016, assuming continued alignment with our partners and Sonangol, among other things. We are the operator of and own a 40% working interest in the Cameia discovery.

  Heidelberg Discovery

        We, in cooperation with Anadarko, as operator, and our other partners on the Heidelberg discovery, are continuing to advance plans to develop the Heidelberg field in the deepwater U.S. Gulf of Mexico. During the first quarter of 2013, we authorized supplemental spending to continue procurement of long-lead export, topsides and subsea equipment. We also approved the funding of the integrated project team and the final design through to first production. Finally, we submitted our approval of the development plan for Heidelberg. We also received, and are currently evaluating, the fabrication AFE which will fund the hull, topsides and subsea equipment and the export system through to first production. Anadarko initiated work on hull fabrication and procurement of the long-lead equipment for the topsides, subsea and export system. Anadarko has publicly indicated that it expects to seek formal project sanction in mid-2013 and anticipates first production from the Heidelberg field in 2016. We own a 9.375% working interest in the Heidelberg discovery.

Our Competitive Strengths

  Key Discoveries in U.S. Gulf of Mexico and West Africa

        We have had successes in our exploration efforts in each of our focus areas. In the U.S. Gulf of Mexico, we have participated in oil discoveries in both the Miocene and Inboard Lower Tertiary through our interests in the North Platte #1, Heidelberg #1 and Shenandoah #1 exploratory wells. In West Africa, we have announced the significant Cameia pre-salt discovery through our Cameia #1 exploratory well and our Cameia #2 appraisal well.

  Pure-play, high-potential, deepwater portfolio

        Deepwater U.S. Gulf of Mexico.    Although deepwater has been the focus for major oil companies since the 1980s, due to a step change in technology for seismic imaging and drilling prospects below salt, the industry has transitioned focus from above salt to below salt plays. Our data-intensive approach to prospect analysis, coupled with the expertise of our technical team, allowed us to capture a significant portion of the most competitively sought after leases in the 2007 and 2008 Central and Western Gulf of Mexico Lease Sales as well as additional leases in subsequent lease sales. As of December 31, 2012, our leasehold position in the U.S. Gulf of Mexico is comprised of interests in 246 deepwater blocks. In addition, we participated in the 2012 Central Gulf of Mexico Lease Sale and the 2013 Central Gulf of Mexico Lease Sale and were the highest bidder on ten blocks and two blocks respectively, which have not been formally awarded to Cobalt as of December 31, 2012 but which we have received or expect to receive in 2013.

        Offshore Angola and Gabon.    Offshore Angola and Gabon are characterized by the presence of salt formations and oil-bearing sediments located in pre-salt horizons, which we believe will be geologically analogous to large, multi-million barrel discoveries offshore Brazil. We have exploration, development and production licenses on Blocks 9, 20 and 21 offshore Angola and on the Diaba block offshore Gabon, comprising approximately 5.6 million gross acres, equivalent to approximately 1,000 blocks in the deepwater U.S. Gulf of Mexico, and 1.8 million acres net to our working interest.

  Oil-focused, high margin inventory with near-term catalytic events

        We believe our oil-focused prospects, if proved to contain commercial hydrocarbons, will create significant shareholder value resulting from strong oil price fundamentals and the economies of scale typical of large offshore oil field developments. We have several exploratory wells that are currently being drilled or may be drilled over the next 24 months. These include Ardennes, Aegean, Rum Ramsey, Racer, Baffin Bay, South Platte and Latvian in the U.S. Gulf of Mexico, Mavinga, Lontra, Bicuar, Loengo, Idared and Baleia offshore Angola and Diaman offshore Gabon. In addition, as new discoveries are made, we may drill appraisal wells to further refine the resources on these prospects.

  Long-lived leasehold positions that cannot be replicated

        In both the U.S. Gulf of Mexico and offshore West Africa, we have acquired leases or licenses with long-lived tenures that we believe add substantial value to our overall portfolio through both the time horizon over which to execute our programs and through the relative scarcity of comparable access. As the majority of our leases in the U.S. Gulf of Mexico were awarded in 2007 and 2008 and have 10 year initial terms, approximately 82% of our current regional leaseholds do not expire until after 2015, including the blocks that we were named the high bidder of in the 2012 Central Gulf of Mexico Lease Sale. We believe the long duration of our leases provide a significant competitive advantage. Offshore Angola, the Risk Services Agreement governing our rights on Block 9 provides for an initial four-year exploration period with an optional exploration phase of three additional years, the Production Sharing Contract governing our rights on Block 20 provides for an initial five-year exploration period with an optional exploration phase of three additional years, and the Risk Services Agreement governing our rights on Block 21 provides for an initial five-year exploration period with an optional exploration phase of three additional years. We executed the Block 9 and Block 21 Risk Services Agreements in February 2010 and the Block 20 Production Sharing Contract in December 2011. Offshore Gabon, the Production Sharing Contract for the Diaba Block, which we farmed into in February 2008, provides for an exploration phase ending January 2017, prior to which the contractor group must drill one exploratory well.

  Operating control over the majority of our portfolio

        In order to better maintain control over our asset portfolio, we have established leasehold positions comprised primarily of operated properties. These positions include operating approximately 82% of our U.S. Gulf of Mexico lease blocks, including the blocks that we were named the high bidder of in the 2012 and 2013 Central Gulf of Mexico Lease Sales, as well as each of our three blocks offshore Angola. As operator, we have primary control over prospect selection, exploration and development timing and capital allocation.

  Long-term strategic relationships with industry leading E&P companies

        Since April 2009, we have developed a long-term alliance with Total in which, through a series of transactions, we combined our respective U.S. Gulf of Mexico exploratory lease inventory (which excludes our Heidelberg prospect, our Shenandoah prospect and all developed or producing properties held by Total in the U.S. Gulf of Mexico) through the exchange of a 40% interest in our leases for a 60% interest in Total's leases. We are the operator on behalf of the alliance through the exploration and appraisal phases of development. As part of the alliance, Total committed, among other things, to (i) pay up to $300 million to carry a substantial share of our costs with respect to a five-well program (in excess of the amounts Total has agreed to pay as owner of a 40% interest), (ii) pay 40% of the general and administrative costs relating to our operations in the U.S. Gulf of Mexico during the 10-year alliance term and (iii) award us up to $180 million based on the success of the alliance's initial five-well program, in all cases subject to certain conditions and limitations. As of March 31, 2013, approximately $144 million of Total drilling carry remains available to us, which includes the

$60 million of carry resulting from the success of the North Platte #1 exploratory well but excludes the potential award of up to $120 million based on the further success of the alliance.

  Experienced management and technical teams with proven expertise

        We are led by management and technical teams that have significant experience finding and developing oil and natural gas reserves in our focus regions. Our management team has a track record of developing multi-billion dollar projects worldwide and across the oil and natural gas value chain. In addition, our management team has an established base of relationships with domestic and foreign governments, national and international oil companies, service companies and independent oil and gas companies, all of which we believe enhance our competitiveness. Our technical team consists of geologists, geoscientists, engineers and operators possessing an average of over approximately 25 years of industry experience exploring for and developing oil and natural gas in the U.S. Gulf of Mexico, offshore West Africa and other areas of the world.

  Significant financial flexibility

        As of March 31, 2013, we had approximately $2.5 billion of liquidity, including existing cash, cash equivalents, investments on hand and restricted cash. We believe our capital position will allow us to fund capital expenditures and provide for general corporate purposes. Expenditures (excluding changes in working capital but including the payment of accrued contractual obligations for Block 20, offshore Angola) for the quarter ending March 31, 2013 were approximately $179 million. These expenditures are consistent with previously announced 2013 cash expenditures of between $750 and $900 million for the year 2013. This range is primarily dependent on appraisal and development activity associated with our existing discoveries.

Our Strategy

        Since our inception, our strategy has been to:

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  focus on the world's most prospective oil-prone basins;

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  develop a large, diversified portfolio to mitigate exploration and political risks;

  •
  access opportunities with long-lived tenures through lease sales and license rounds;

  •
  target large working interest positions with operating control;

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  maintain financial and technical discipline; and

  •
  leverage our team's expertise in exploring for and developing below salt structures.

        To that end, we have established a current portfolio of well-defined prospects located in the deepwater U.S. Gulf of Mexico, in Blocks 9, 20 and 21 offshore Angola and in the Diaba Block offshore Gabon. We believe these asset positions would be impossible to replicate today. We have several near-term exploratory and appraisal wells to be drilled over the next 12 to 18 months. In West Africa, we expect to drill four to six pre-salt exploratory wells in 2013 with a two-rig program as we also continue our appraisal and pre-production work on the Cameia discovery. In the U.S. Gulf of Mexico, we intend to drill five exploratory wells in the inboard Lower Tertiary and in the Miocene in the next 18 months.

The Offering

Issuer	Cobalt International Energy, Inc., a Delaware corporation.
Common stock offered by the selling stockholders

50,000,000 shares of common stock, par value $0.01 per share. Certain of the selling stockholders have granted to the underwriter an option to purchase up to 7,500,000 additional shares of common stock on the same terms and conditions, to cover over-allotments, if any, for a period of 30 days from the date of this prospectus supplement.

Common stock outstanding	411,154,599 shares of common stock, par value $0.01 per share as of March 31, 2013.
Trading symbol for our common stock	Our common stock is listed on the NYSE under the symbol "CIE."
Use of Proceeds	We will not receive any of the proceeds from the sale of the common stock.
Risk Factors

An investment in our common stock involves certain risks. You should carefully consider the risks described under "Item 1A. Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2012, as well as other information included in this prospectus supplement or the accompanying prospectus or incorporated by reference into the accompanying prospectus before making a decision to purchase the common stock offered hereby. Additional risks and uncertainties that we do not know about or that we currently believe are not material may also adversely affect our business, financial condition, results of operations and prospects.

        The number of shares of common stock that will be outstanding after this offering is based on 411,154,599 shares of our common stock outstanding as of March 31, 2013 and excludes:

  •
  up to approximately 2,546,654 shares of our common stock issuable upon settlement of restricted or deferred stock units and exercise of stock options outstanding under our Long Term Incentive Plan, Non-Employee Directors Compensation Plan and Deferred Compensation Plan; and

  •
  approximately 8,168,737 shares of our common stock reserved for grants of future awards under our Long Term Incentive Plan and Non-Employee Directors Compensation Plan.

        All applicable share, per share and related information in this prospectus supplement speaks as of March 31, 2013, unless otherwise indicated.

Summary Consolidated Financial Data

        The following summary consolidated financial data should be read in conjunction with our consolidated financial statements and related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our quarterly and annual reports filed with the Securities and Exchange Commission (the "SEC") and incorporated by reference in this prospectus supplement and the accompanying prospectus.

        The summary consolidated financial data as of, and for the years ended, December 31, 2012, 2011, 2010, 2009 and 2008 were derived from our audited consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. The summary consolidated financial data as of, and for the three months ended, March 31, 2013 and 2012 were derived from unaudited consolidated financial statements included in our Quarterly Reports on Form 10-Q incorporated by reference in this prospectus supplement and the accompanying prospectus. The operating results for the three months ended March 31, 2013 are not necessarily indicative of the results that may be expected for any other period or the entire year ending December 31, 2013.

Consolidated Statement of Operations Information

	Three Months Ended March 31,		Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	($ in thousands, except share and per share data)
Oil and gas revenue	$—	$—	$—	$—	$—	$—	$—
Operating costs and expenses:
Seismic and exploration	22,318	17,350	61,583	32,239	45,030	30,666	41,274
Dry hole expense and impairment	68,168	5,324	134,085	45,732	44,178	14,486	—
General and administrative	21,507	14,840	87,963	59,130	48,063	35,996	31,271
Depreciation and amortization	459	201	1,197	735	787	622	683

Total operating costs and expenses	112,452	37,715	284,828	137,836	138,058	81,770	73,228

Operating income (loss)	(112,452)	(37,715)	(284,828)	(137,836)	(138,058)	(81,770)	(73,228)
Other income (expense):
Gain on sale of assets	1,497	—	—	—	—	—	—
Interest income	1,525	1,184	5,041	4,199	1,582	513	1,632
Interest expense, net	(18,657)	—	(3,212)	—	—	—	—
Total other income (expense)	(15,635)	1,184	1,829	4,199	1,582	513	1,632

Net income (loss) before income tax	(128,087)	(36,531)	(282,999)	(133,637)	(136,476)	(81,257)	(71,596)
Income tax expense (benefit)(1)(2)	—	—	—	—	—	—	—
Net income (loss)	$(128,087)	$(36,531)	$(282,999)	$(133,637)	$(136,476)	$(81,257)	$(71,596)

Basic and diluted income (loss) per common share	$(0.31)	$(0.09)	$(0.70)	$(0.35)	$(0.39)
Weighted average number of common shares—basic and diluted	406,651,869	394,058,437	403,356,174	376,603,520	349,342,050

Pro forma net income (loss) (unaudited)(1):
Net income (loss) as reported					$(81,257)
Pro forma income tax expense(2)					—
Pro forma management fees(3)					2,872

Pro forma net income (loss) allocable to common shareholders					$(78,385)

Pro forma basic and diluted income (loss) per share(4)					$(0.33)

Pro forma weighted average number of common shares—basic and diluted(5)					236,751,219

(1)
Upon completion of our initial public offering, Cobalt International Energy, L.P. became wholly-owned by Cobalt International Energy, Inc. Upon the completion of our corporate reorganization, all of Cobalt International Energy, L.P.'s outstanding limited partnership interests were exchanged for shares of Cobalt International Energy, Inc.'s common stock based on these interests' relative rights as set forth in Cobalt International Energy, L.P.'s limited partnership agreement. Additionally, we became subject to federal and state income taxes.

(2)
No income tax benefit has been reflected since a full valuation allowance has been established against the deferred tax asset that would have been generated as a result of the operating results.

(3)
Upon completion of the corporate reorganization the right of our former private equity owners to receive a management fee terminated.

(4)
Nonvested restricted stock awards of 8,015,041 as of December 31, 2009 were excluded from the pro forma calculation of diluted income (loss) per common share because they were anti-dilutive for the applicable period.

(5)
The pro forma weighted average common shares outstanding have been calculated as if the conversion of all partnership units into shares of common shares occurred as of the beginning of the year.

Consolidated Balance Sheet Information

	March 31,		December 31,
	2013	2012	2012	2011	2010	2009	2008
	($ in thousands)
Cash and cash equivalents(1)	$325,756	$280,008	$1,425,815	$292,546	$302,720	$1,093,100	$5,103
Short-term restricted cash	90,449	150,780	90,440	69,009	—	—	—
Short-term investments(2)	1,287,298	795,016	789,668	858,293	534,933	—	—
Total current assets	1,868,099	1,325,725	2,456,742	1,335,094	889,632	1,153,946	23,876
Total property, plant and equipment(3)	1,129,714	942,559	1,099,756	863,326	463,769	471,612	760,728
Long-term restricted cash	305,208	395,034	395,652	270,235	338,515	186,547	—
Long-term investments	512,754	181,003	36,267	47,232	40,003	—	—
Total assets	3,841,313	2,853,089	4,011,459	2,527,944	1,746,443	1,812,105	784,604
Total current liabilities(4)	144,525	146,515	160,956	238,069	24,559	70,523	44,133
Total long-term liabilities(5)	1,129,300	168,238	1,161,285	210,961	2,850	—	—
Total partners' capital/stockholders' equity	2,567,488	2,538,336	2,689,218	2,078,914	1,719,034	1,741,582	740,471
Total liabilities and partners' capital/stockholders' equity	3,841,313	2,853,089	4,011,459	2,527,944	1,746,443	1,812,105	784,604

(1)
The decrease from December 31, 2009 to December 31, 2010 was due to increases in investment in short-term and long-term investments. Cash and cash equivalents at December 31, 2009 includes the proceeds from our initial public offering.

(2)
The increase from December 31, 2010 to 2011 was attributed to the investments of the proceeds of $478.2 million from our public offering of common stock in April 2011.

(3)
The increase from December 31, 2010 to 2011 reflects the acquisition costs of Block 20 offshore Angola. The decrease from December 31, 2008 to December 31, 2009 reflects the farm-out of the U.S. Gulf of Mexico lease interests to Total and Sonangol.

(4)
The increase in current liabilities at December 31, 2011 consists of year-end accruals for exploration costs in the U.S. Gulf of Mexico and West Africa and the short-term portion of the social and bonus payment obligations for Blocks 9, 20 and 21.

(5)
The increase in long-term liabilities at December 31, 2011 reflects the long-term portion of the social and bonus payment obligations for Blocks 9, 20 and 21.

Consolidated Statement of Cash Flows Information

	Three Months Ended March 31,		Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	($ in thousands)
Net cash provided by (used in):
Operating activities	$(104,584)	$(57,444)	$(140,397)	$(57,795)	$(133,264)	$(75,486)	$(48,420)
Investing activities	(994,359)	(444,411)	(564,761)	(430,391)	(758,372)	87,123	(608,876)
Financing activities	(1,116)	489,317	(1,838,427)	478,012	101,256	1,076,360	566,453

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the common stock.

PRICE RANGE OF OUR COMMON STOCK

        Our common stock is traded on the NYSE under the symbol "CIE." On May 7, 2013, the last reported sale price for our common stock on the NYSE was $28.78 per share. As of March 31, 2013, we had approximately 155 stockholders of record. The following table sets forth, for the periods indicated, the reported high and low sale prices for our common stock on the NYSE.

	Price Range
	High	Low
Year ending December 31, 2013
Second Quarter (through May 7, 2013)	$29.23	$25.92
First Quarter	28.56	22.25
Year ended December 31, 2012
Fourth Quarter	$29.45	$19.90
Third Quarter	28.69	20.59
Second Quarter	31.36	19.69
First Quarter	36.51	15.63
Year ended December 31, 2011
Fourth Quarter	$16.24	$6.30
Third Quarter	14.87	7.51
Second Quarter	17.22	12.03
First Quarter	17.14	12.39

DIVIDEND POLICY

        At the present time, we intend to retain all of our future earnings, if any, generated by our operations for the development and growth of our business. The decision to pay dividends on our common stock is at the discretion of our board of directors and depends on our financial condition, results of operations, capital requirements and other factors that our board of directors deems relevant.

SELLING STOCKHOLDERS

        As of March 31, 2013, we had 411,154,599 shares of common stock outstanding, which are our only outstanding voting securities. The following table sets forth certain information with respect to the beneficial ownership by our selling stockholders of our common stock, on a fully-diluted basis, as of March 31, 2013.

        The underwriter of this offering has the right to purchase up to 7,500,000 additional shares of common stock to cover over-allotments, if any. The following table assumes that such option will not be exercised.

        Except as indicated in footnotes to this table, we believe that the selling stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such selling stockholders.

	Shares Beneficially Owned Before the Offering			Shares Beneficially Owned After the Offering**
			Number of Shares Being Offered**
Name and Address of Beneficial Owner	Number	Percent		Number	Percent
The Carlyle/Riverstone Funds(1)	49,906,206	12.14%	15,083,328	34,822,878	8.5%
The First Reserve Funds(2)	52,384,345	12.74%	15,832,304	36,552,041	8.9%
The Goldman Sachs Group, Inc.(3)	49,909,648	12.14%	15,084,368	34,825,280	8.5%
The KERN Fund(4)	23,039,795	5.60%	4,000,000	19,039,795	4.6%

*
Denotes less than 1% of common stock beneficially owned.

**
Assumes no exercise of the underwriter's over-allotment option.

(1)
The Carlyle/Riverstone Funds are comprised of the following entities: Carlyle/Riverstone Global Energy and Power Fund III, L.P. ("C/R Fund III"), C/R Energy III Cobalt Partnership, L.P. ("C/R III Cobalt"), Riverstone Energy Coinvestment III, L.P. ("REC III"), Carlyle Energy Coinvestment III, L.P. ("CEC III"), C/R Cobalt Investment Partnership, L.P. ("C/R Cobalt") and C/R Energy Coinvestment II, L.P. ("C/R Coinvest"). C/R Fund III, C/R III Cobalt, REC III, and CEC III are the record holders of 20,222,489, 8,712,858, 828,383 and 179,993 shares of our common stock, respectively. C/R Cobalt and C/R Coinvest are the record holders of 18,257,252 and 1,705,231 shares of our common stock, respectively. C/R Energy GP III, LLC ("GP III") exercises investment discretion and control over the shares held by each of C/R Fund III and C/R III Cobalt through their mutual general partner, Carlyle/Riverstone Energy Partners III, L.P., of which GP III is the sole general partner. GP III has the power to direct the voting and disposition of the shares held by REC III. Riverstone Coinvestment III GP, L.L.C. ("Riverstone Coinvestment III") is the general partner of REC III. Riverstone Holdings LLC ("Riverstone Holdings") is the managing member of Riverstone Coinvestment III. Pierre F. Lapeyre, Jr. and David M. Leuschen are the managing members of Riverstone Holdings and, in such capacity, may be deemed to share beneficial ownership of common stock beneficially owned by Riverstone Holdings. Such individuals expressly disclaim any such beneficial ownership. Carlyle Energy Coinvestment III GP, L.L.C., a subsidiary of TCG Holdings, L.L.C. ("TCG Holdings"), exercises investment discretion and control over the shares held by CEC III, subject to contractual commitments that CEC III invest and divest side-by-side with the C/R III Cobalt and C/R III Cobalt. C/R Energy GP II, LLC ("GP II") exercises investment discretion and control over the shares held by each of C/R Cobalt and C/R Coinvest through their mutual general partner, Carlyle/Riverstone Energy Partners II, L.P., of which GP II is the sole general partner. Each of GP III and GP II is managed by a managing committee comprising Daniel A. D'Aniello, William E. Conway, Jr., David M. Rubenstein and Edward J. Mathias, as Carlyle designees, and Pierre F. Lapeyre, Jr., David M. Leuschen, Michael B. Hoffman and N. John Lancaster as Riverstone designees. Actions of the managing committee require consent of at least five members of the managing committee, including at least one Carlyle designee and one Riverstone designee. The members of the managing committee of GP III and GP II may be deemed to share beneficial ownership of the shares beneficially owned by GP III and GP II. Such individuals expressly disclaim any such beneficial ownership. The address of each of the above persons is c/o Riverstone Holdings LLC, 712 Fifth Avenue, 51st Floor, New York, NY 10019, except for TCG Holdings, CEC III GP, and CEC III, whose address is c/o The Carlyle Group, 1001 Pennsylvania Ave. NW, Suite 220 South, Washington, D.C. 20004-2505. Should the underwriter's over-allotment option be exercised, the Carlyle/Riverstone Funds will provide up to 2,459,238 shares of common stock to be sold pursuant to this option.

(2)
The First Reserve Funds are comprised of the following entities: First Reserve Fund XI, L.P. ("FR Fund XI") and FR XI Onshore AIV, L.P. ("FR XI Onshore"). Before the offering, 39,262,817 shares of Cobalt International Energy, Inc. common stock were owned by FR Fund XI. First Reserve GP XI, L.P. ("FR GP XI LP") is the general partner of FR Fund XI. First Reserve GP XI, Inc. ("FR GP XI Inc.") is the general partner of FR GP XI LP. Before the offering, 13,121,528 shares of Cobalt International Energy, Inc. common stock were owned by FR XI Onshore. FR GP XI LP is the general partner of FR XI Onshore. FR GP XI Inc. is the general partner of FR GP XI LP. The address of FR GP XI LP, FR GP XI Inc., FR Fund XI and FR XI Onshore is c/o First Reserve Management, L.P., One Lafayette Place, Greenwich, Connecticut 06830. Should the underwriter's over-allotment option be exercised, the First Reserve Funds will provide up to 2,581,354 shares of common stock to be sold pursuant to this option.

(3)
Consists of 16,292,865 shares owned by GS Capital Partners V Fund, L.P., 8,416,214 shares owned by GS Capital Partners V Offshore Fund, L.P., 5,587,046 shares owned by GS Capital Partners V Institutional, L.P., 645,957 shares owned by GS Capital Partners V GmbH & Co. KG, 8,853,883 shares owned by GS Capital Partners VI Fund, L.P., 7,364,349 shares owned by GS Capital Partners VI Offshore Fund, L.P., 2,434,667 shares owned by GS Capital Partners VI Parallel, L.P. and 314,667 shares owned by GS Capital Partners VI GmbH & Co. KG (collectively, the "Goldman Sachs Capital Partners Funds"), in each case, either directly or indirectly through wholly-owned subsidiaries, and 924 shares acquired by The Goldman Sachs Group, Inc. ("GS Group") or another wholly-owned broker or dealer subsidiary. GS Group and certain affiliates, including Goldman, Sachs & Co. ("GS & Co."), may be deemed to directly or indirectly own the 49,909,648 shares of common stock which are owned directly or indirectly by the Goldman Sachs Capital Partners Funds, of which affiliates of GS Group and GS & Co. are the general partner, managing limited partner or the managing partner. GS & Co. is the investment manager for certain of the Goldman Sachs Capital Partner Funds. GS & Co. is a direct and indirect wholly-owned subsidiary of GS Group. GS Group, GS & Co. and the Goldman Sachs Capital Partner Funds share voting power and investment power with certain of their respective affiliates. Each of GS Group, GS & Co. and the Goldman Sachs Capital Partners Funds disclaim beneficial ownership of shares beneficially owned by (i) any client accounts with respect to which the GS Group, GS & Co., the Goldman Sachs Capital Partners Funds, their affiliates or their employees have voting or investment discretion, or both, and (ii) certain investment entities of which the GS Group, GS & Co. or their affiliates act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the GS Group, GS & Co. or their affiliates. The address of the Goldman Sachs Capital Partner Funds, GS Group and GS & Co. is 200 West St., New York, New York 10282. All share numbers in this footnote are stated as of before the offering. Should the underwriter's over-allotment option be exercised, The Goldman Sachs Group, Inc. will provide up to 2,459,408 shares of common stock to be sold pursuant to this option.

(4)
The KERN Fund is defined as KERN Cobalt Co-Invest Partners AP LP (the "AP Partnership"). The shares held by the AP Partnership may be deemed to be beneficially owned by KERN Cobalt

  Group Management Ltd. ("KERN Cobalt Group"), as a result of KERN Cobalt Group being the general partner of the AP Partnership. The AP Partnership and KERN Cobalt Group may be deemed to have shared voting control and investment discretion over securities owned by the AP Partnership. Additionally, these shares may be deemed to be indirectly beneficially owned by the following: The Board of Trustees of the Leland Stanford Junior University, Caisse de dépôt et placement du Québec, KERN Energy Partners I LP ("KERN I"), KERN Energy Partners II LP ("KERN II"), KERN Energy Partners III LP ("KERN III") and KERN Cobalt Co-Invest V LP ("KERN V"), each a limited partner of the AP Partnership; KERN Energy Partners I U.S. LP ("KERN I U.S."), KERN Energy Partners II U.S. LP ("KERN II U.S.") and KERN Energy Partners III U.S. LP ("KERN III U.S."), each a limited partner of KERN V; KERN Cobalt Group V LLC ("KERN Group V"), the general partner of KERN V; KERN Energy Partners Management Ltd. ("KERN Management"), the general partner of KERN I and KERN I U.S.; KERN Partners Ltd. ("KERN Partners"), the sole stockholder of KERN Cobalt Group, KERN Management and KERN Energy Partners Management II Ltd. ("KERN Management II") and the sole member of KERN Group V; KERN Management II, the general partner of KERN II and KERN II U.S.; KERN Energy Partners GP III LP ("KERN Energy GP"), the general partner of KERN III and KERN III U.S.; KERN Energy Partners Management III Ltd. ("KERN Management III"), the general partner of KERN Energy GP; Pentti Karkkainen, a director of KERN Partners; and D. Jeff van Steenbergen, a director of KERN Partners, a director and/or officer of certain subsidiaries and affiliates thereof and a director of the Company. KERN Partners may be deemed to have shared voting control and investment discretion over securities owned by the AP Partnership. Messrs. Karkkainen and van Steenbergen, each a director of KERN Partners, may also be deemed to have shared voting control and investment discretion over securities beneficially owned by the AP Partnership. The address of The Board of Trustees of the Leland Stanford Junior University is 635 Knight Way, Stanford, CA 94305-7297. The address of Caisse de dépôt et placement du Québec is 1000 place Jean-Paul-Riopelle, Montreal, Québec, Canada H2Z 2B3. The address of each of the other persons mentioned in this paragraph is c/o KERN Partners Ltd., Centennial Place East, 3110-520 3rd Avenue SW, Calgary, Alberta, Canada T2P 0R3.

DESCRIPTION OF CAPITAL STOCK

        The following description of our capital stock is based upon our certificate of incorporation, our bylaws and applicable provisions of law. We have summarized certain portions of the certificate of incorporation and bylaws below. The summary is not complete. The certificate of incorporation and bylaws are incorporated by reference in this prospectus supplement and the accompanying prospectus and have been filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2009 and our Registration Statement on Form 8-A dated December 11, 2009, respectively. You should read the certificate of incorporation and bylaws for the provisions that are important to you.

        We are authorized to issue 2,000,000,000 shares of common stock, $0.01 par value per share, and 200,000,000 shares of preferred stock, $0.01 par value per share. As of March 31, 2013 we had 411,154,599 shares of common stock outstanding held of record by approximately 155 stockholders, and no shares of preferred stock outstanding.

Common Stock

        Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and non-assessable. The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Preferred Stock

        The preferred stock, if issued, would have priority over the common stock with respect to dividends and other distributions, including the distribution of our assets upon liquidation. Our board of directors has the authority, without further stockholder authorization, to issue from time to time shares of preferred stock in one or more series and to fix the terms, limitations, relative rights and preferences and variations of each series. Although we have no present plans to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of common stock, could adversely affect the rights and powers, including voting rights, of the common stock, and could have the effect of delaying, deterring or preventing a change in control of us or an unsolicited acquisition proposal.

Certain Provisions of Our Certificate of Incorporation and Bylaws

        Provisions of our certificate of incorporation and bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock.

        Among other things, our certificate of incorporation and bylaws:

  •
  permit our board of directors to issue up to 200,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate;

  •
  provide that, subject to the terms of any series of preferred stock, the authorized number of directors may be changed only by resolution of the board of directors;

  •
  provide that, subject to the terms of any series of preferred stock, all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

  •
  provide that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of preferred stock;

  •
  provide for our board of directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms, other than directors which may be elected by holders of preferred stock, if any;

  •
  provide that directors may be removed only for cause and only by the affirmative vote of holders of a majority of the combined voting power of our then outstanding stock;

  •
  provide that special meetings of our stockholders may only be called by the board of directors or the chairman of the board;

  •
  provide that we renounce any interest in the business opportunities of our former financial sponsors and of our directors who are affiliated with our former financial sponsors, other than directors employed by us, and that neither our directors affiliated with our former financial sponsors, other than directors employed by us, nor our former financial sponsors have any obligation to offer us those opportunities;

  •
  eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the Delaware General Corporation Laws (the "DGCL") and indemnify our directors and officers to the fullest extent permitted by Section 145 of the DGCL;

  •
  provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder's notice;

  •
  do not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose; and

  •
  provide that our bylaws can be amended or repealed at any regular or special meeting of stockholders or by the board of directors.

  Opt-Out of Section 203 of the DGCL

        We have expressly elected not to be governed by the "business combination" provisions of Section 203 of the DGCL. At any time after our financial sponsors no longer beneficially own at least 25% of the outstanding shares of our common stock, such election shall be automatically withdrawn and we will thereafter be governed by the "Business Combination" provisions of Section 203 of the DGCL. Section 203 prohibits a person who acquires more than 15% but less than 85% of all classes of our outstanding voting stock without the approval of our board of directors from merging or combining with us for a period of three years, unless the merger or combination is approved by a two-thirds vote of the shares not owned by such person. These provisions would apply even if the proposed merger or acquisition could be considered beneficial by some stockholders.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

Listing

        Our common stock is listed on the NYSE under the symbol "CIE."

 U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

        The following is a discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of common stock by a beneficial owner that is a "non-U.S. holder." A "non-U.S. holder" is a person or entity that, for U.S. federal income tax purposes, is a:

  •
  non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates,

  •
  foreign corporation or

  •
  foreign estate or trust.

        A "non-U.S. holder" does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition and is not otherwise a resident of the United States for U.S. federal income tax purposes. Such an individual is urged to consult his or her tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of our common stock.

        If a partnership or other pass-through entity (including an entity or arrangement treated as a partnership or other type of pass-through entity for U.S. federal income tax purposes) owns our common stock, the tax treatment of a partner or beneficial owner of such entity may depend upon the status of such partner or beneficial owner and the activities of such entity and by certain determinations made at the partner or beneficial owner level. Partners and beneficial owners in partnerships or other pass-through entities that own our common stock should consult their tax advisors as to the particular U.S. federal income and estate tax consequences applicable to them.

        This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to non-U.S. holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. Prospective non-U.S. holders are urged to consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of our common stock, including the consequences under the laws of any state, local or foreign jurisdiction.

Dividends

        As discussed under "Dividend Policy" above, we do not currently expect to pay dividends on our common stock. In the event that we do pay dividends, dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding (subject to the discussion below under "—FATCA Legislation"), a non-U.S. holder generally will be required to provide an Internal Revenue Service Form W-8BEN certifying its entitlement to benefits under a treaty.

        The withholding tax does not apply to dividends paid to a non-U.S. holder that provides an Internal Revenue Service Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder's conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional "branch profits tax" imposed at a rate of 30% (or a lower treaty rate).

Gain on Disposition of Common Stock

        Subject to the discussion below under "—FATCA Legislation," a non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of common stock unless:

  •
  the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (in this case, the gain will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons, subject to an applicable income tax treaty providing otherwise, and, if the non-U.S. holder is a foreign corporation, an additional "branch profits tax" imposed at a rate of 30% (or a lower treaty rate) may also apply), or

  •
  we are or have been a U.S. real property holding corporation, as defined below, at any time within the five-year period preceding the disposition or the non-U.S. holder's holding period, whichever period is shorter, and either (i) our common stock has ceased to be regularly traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs or (ii) the non-U.S. holder has owned or is deemed to have owned, at any time within the five-year period preceding the disposition or the non-U.S. holder's holding period, whichever period is shorter, more than 5% of our common stock.

        Generally, a corporation is a U.S. real property holding corporation if the fair market value of its "U.S. real property interests," as defined in the Code and applicable Treasury Regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. Our assets consist primarily of interests in U.S. oil and gas properties (which constitute U.S. real property interests for purposes of determining whether we are a U.S. real property holding corporation) and interests in non-U.S. oil and gas properties, the relative values of which at any time may be uncertain and may fluctuate significantly over time. As a result, we may be, now or at any time while a non-U.S. holder owns our common stock, a U.S. real property holding corporation.

        Our common stock is currently listed on the NYSE and we believe that, for as long as we continue to be so listed, our common stock will be treated as regularly traded on an established securities market. If we are or become a U.S. real property holding corporation, and if our common stock ceased to be regularly traded on an established securities market, a non-U.S. holder generally would be subject to U.S. federal income tax on any gain from the disposition of our common stock and transferees of our stock would generally be required to withhold 10% of the gross proceeds payable to the transferor. The gain would be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. resident, and the non-U.S. holder would be required to file a U.S. tax return with respect to such gain. Regardless of whether our common stock is regularly traded on an established securities market, if we are or become a U.S. real property holding corporation, a non-U.S. holder that has owned, or is deemed to have owned, at any time within the shorter of the five-year period preceding the disposition of our common stock or the non-U.S. holder's holding period, more than 5% of our common stock, generally will be subject to U.S. federal income tax on any gain from the disposition of our common stock. This gain will be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. resident, and a non-U.S. holder will be required to file a U.S. tax return with respect to such gain.

Information Reporting Requirements and Backup Withholding

        Information returns will be filed with the Internal Revenue Service in connection with payments of dividends and may be filed in connection with the proceeds from a sale or other disposition of common stock. A non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. Compliance with the certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such non-U.S. holder's U.S. federal income tax liability and may entitle such non-U.S. holder to a refund, provided that the required information is furnished to the Internal Revenue Service in a timely manner.

FATCA Legislation

        Provisions commonly referred to as "FATCA" impose withholding of 30% on payments of dividends on, and sales or redemption proceeds from dispositions of, U.S. common stock to "foreign financial institutions" (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of certain interests in or accounts with those entities) have been satisfied. These provisions will apply to dividends beginning in 2014 and to disposition proceeds beginning in 2017. If any withholding is imposed, a beneficial owner of shares of our common stock that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld in excess of otherwise applicable withholding tax by filing a U.S. federal income tax return, which may entail significant administrative burden. A beneficial owner that is a foreign financial institution, but not a "participating foreign financial institution" (as defined under FATCA) will be able to obtain a refund only to the extent an applicable income tax treaty with the United States entitles such beneficial owner to an exemption from, or reduced rate of, tax on the payment that was subject to withholding under FATCA. Non-U.S. holders should consult their tax advisors regarding the effects of FATCA on their investment in our common stock and their potential ability to obtain a refund of any FATCA withholding.

Federal Estate Tax

        Individual non-U.S. holders and entities the property of which is potentially includible in such an individual's gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the common stock will be treated as U.S. situs property subject to U.S. federal estate tax.

UNDERWRITING

        We and the selling stockholders have entered into an underwriting agreement with Citigroup Global Markets Inc., as underwriter of this offering. Under the terms and subject to the conditions contained in the underwriting agreement, the selling stockholders have agreed to sell to the underwriter, and the underwriter has agreed to purchase from the selling stockholders, 50,000,000 shares of common stock.

        The underwriting agreement provides that the underwriter is obligated to purchase all of the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below.

        Certain of the selling stockholders have granted to the underwriter the right to purchase, within a period of 30 days beginning on the date of this prospectus supplement, up to 7,500,000 additional shares of common stock on the same terms and conditions. The number of shares that each selling stockholder will sell should this option be exercised in full is set forth under the heading "Selling Stockholders." To the extent this right is exercised for a number of shares less than the full amount of the option, the selling stockholders will provide shares to be sold pursuant to this right proportionally. This option may be exercised only to cover any over-allotments.

        The underwriter has agreed to purchase the shares of common stock from the selling stockholders at a price equal to $                per share, for an aggregate price of $                 (assuming no exercise of the underwriter's over-allotment option). We will not receive any proceeds from the sale of the shares.

        The underwriter initially proposes to offer the shares of common stock from time to time to purchasers directly or through agents, or to dealers in negotiated transactions or in a combination of such methods of sale, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The offering of the shares by the underwriter is subject to receipt and acceptance and subject to the underwriter's right to reject any order in whole or in part. The underwriter may effect such transactions by selling the shares to or through dealers and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriter and/or purchasers of shares for whom they may act as agents or to whom they may sell as principal. The underwriter may change the offering price and other selling terms.

        We estimate that the total expenses for this offering, excluding underwriting discounts and commissions, will be approximately $            , and will be paid by us.

        We have agreed that we will not, for a period of 60 days after the date of the underwriting agreement (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of shares of our common stock or securities convertible into or exchangeable or exercisable for shares of our common stock, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase shares of our common stock or securities convertible into or exchangeable or exercisable for shares of our common stock, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of shares of our common stock or securities convertible into or exchangeable or exercisable for shares of our common stock, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in shares of our common stock or securities convertible into or exchangeable or exercisable for shares of our common stock within the meaning of Section 16 of the Exchange Act or (v) file with the SEC a registration statement under the Securities Act relating to our common stock or securities convertible into or exchangeable or exercisable for shares of our common stock, or publicly disclose the intention to take any such action, without the prior written consent of the underwriter. The restrictions described in this paragraph do not apply to:

  •
  grants of employee or non-employee director stock options or restricted stock or restricted stock units in the ordinary course of business and in accordance with the terms of a stock plan described in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus as in existence as of the date hereof;

  •
  the issuance of shares of common stock upon the exercise of an option or warrant or the conversion of a security granted under employee or non-employee director stock plans described in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus as existing on or otherwise outstanding as of the date hereof;

  •
  the filing of a registration statement on Form S-8 relating to the offering of securities in accordance with the terms of a stock plan described in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus as in effect on the date hereof; or

  •
  the registration of shares of common stock pursuant to the terms of a registration rights agreement signed in connection with our IPO.

        Our officers, directors, financial sponsors, the selling stockholders, and certain of our other stockholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, whether any of these transactions are to be settled by delivery of our common stock, securities convertible into or exchangeable or exercisable for any shares of our common stock, or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement or make any demand for or exercise any right with respect to the registration of any shares of our common stock or securities convertible into or exchangeable for shares of our common stock, without, in each case, the prior written consent of the underwriter for a period of 60 days after the date of the underwriting agreement. The restrictions described in this paragraph do not apply to:

  •
  the sale of the shares of our common stock by certain selling stockholders to the underwriter in connection with this offering;

  •
  transfers or distributions of shares of common stock or any security convertible into common stock (i) as a bona fide gift or gifts, (ii) to any trust for the direct or indirect benefit of the transferee or an immediate family member, (iii) by testate or intestate succession, (iv) to general or limited partners, members, or stockholders of the transferor, or to any corporation, partnership, limited liability company or other person or entity that is a direct or indirect affiliate of the transferor or (v) to any corporation, partnership, limited liability company or other business entity with whom the transferor shares in common an investment manager or advisor, in each case who has investment discretionary authority with respect to the transferor's and such other entity's investments pursuant to an investment management, investment advisory or similar agreement, provided that in each case of (i) through (v), each donee, distributee or transferee agrees to be bound in writing by the terms of the lock-up agreement prior to such transfer and no filing by any party (donor, donee, transferor or transferee) under the Exchange Act shall be required or shall be voluntarily made in connection with such transfer;

  •
  transactions relating to shares of common stock or other securities convertible into or exchangeable or exercisable for any shares of our common stock acquired in the open market or any issuer directed share program;

  •
  the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock or any securities convertible into or exchangeable or exercisable for any shares of our common stock, provided that such plan does not permit such transfers during the lock-up period; and

  •
  transactions relating to shares of common stock or any security convertible into or exchangeable or exercisable for any shares of our common stock executed under a trading plan pursuant to Rule 10b5-1 under the Exchange Act as existing on the date of the underwriting agreement providing for the transfer of shares of common stock or any security convertible into or exchangeable or exercisable for any shares of our common stock.

        Certain of our officers, directors and employees have established trading plans pursuant to Rule 10b5-1 and may sell, pledge or otherwise dispose, directly or indirectly, shares of our common stock (or securities convertible into or exchangeable for any shares of our common stock) during the lock-up period.

        We and the selling stockholders have agreed to indemnify the underwriter against certain liabilities under the Securities Act, or contribute to payments that the underwriter may be required to make in that respect.

Price Stabilization, Short Positions and Penalty Bids

        In connection with the offering, the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by the underwriter of shares in excess of the shares the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the amount of shares over-allotted by the underwriter is not greater than the amount of shares that it may purchase in the over-allotment option. In a naked short position, the amount of shares involved is greater than the amount of shares in the over-allotment option. The underwriter may close out any covered short position by either exercising its over-allotment option and/or purchasing shares in the open market.

  •
  Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. If the underwriter sells more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids, as well as purchasers by the underwriter for its own accounts, may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The New York Stock Exchange and, if commenced, may be discontinued at any time.

Affiliations

        The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, our affiliates and the selling stockholders, for which it received or will receive customary fees and expenses. In the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for its own account and for the accounts of its customers, and such investment and securities activities may involve our securities and/or our instruments. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

        The shares are offered for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers.

        The underwriter has represented and agreed that it has not offered, sold or delivered and will not offer, sell or deliver any of the shares directly or indirectly, or distribute this prospectus supplement and the accompanying prospectus or any other offering material relating to the shares, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on us except as set forth in the underwriting agreement.

European Economic Area

        This prospectus supplement has been prepared on the basis that any offer of shares in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") other than offers (the "Permitted Public Offers") which are contemplated in this prospectus supplement and the accompanying prospectus will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, in each case, in relation to such offer. We and the selling stockholders have not, and the underwriter has not, authorised, and we and the selling stockholders do not, and the underwriter does not, authorise, the making of any offer of shares in circumstances in which an obligation arises for us, the selling stockholders or the underwriter to publish or supplement a prospectus for such offer.

        In relation to each Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date"), the underwriter has not made and will not make an offer of shares which are the subject of the offering contemplated by this prospectus supplement and accompanying prospectus to the public in that Relevant Member State other than:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by us for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall require us, the selling stockholders or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

        The underwriter has:

  (a)
  only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  (b)
  complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

        In connection with this offering, the underwriter is not acting for anyone other than us and the selling stockholders and will not be responsible to anyone other than us and the selling stockholders for providing the protections afforded to its clients nor for providing advice in relation to this offering.

        This document is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the FSMA 2000 (Financial Promotion) Order 2005 (as amended, the "Financial Promotion Order"), (ii) are persons falling within Article 49(2)(a) to (d) ("high net worth companies, unincorporated associations etc") of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as "relevant persons"). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Hong Kong

        The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

        This prospectus supplement and the accompanying prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

        The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

France

        Neither this prospectus supplement nor any other offering material relating to the shares described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the shares has been or will be:

  •
  released, issued, distributed or caused to be released, issued or distributed to the public in France; or

  •
  used in connection with any offer for subscription or sale of the shares to the public in France.

        Such offers, sales and distributions will be made in France only:

  •
  to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d'investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

  •
  to investment services providers authorized to engage in portfolio management on behalf of third parties; or

  •
  in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l'épargne).

        The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Australia

        No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia ("Corporations Act")) in relation to the shares has been or will be lodged with the Australian Securities & Investments Commission ("ASIC"). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

        (a)   you confirm and warrant that you are either:

    (i)
    a "sophisticated investor" under section 708(8)(a) or (b) of the Corporations Act;

    (ii)
    a "sophisticated investor" under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant's certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

    (iii)
    a person associated with the company under section 708(12) of the Corporations Act; or

    (iv)
    a "professional investor" within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

  (b)
  you warrant and agree that you will not offer any of the shares for resale in Australia within 12 months of those shares being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Chile

        The shares are not registered in the Securities Registry (Registro de Valores) or subject to the control of the Chilean Securities and Exchange Commission (Superintendencia de Valores y Seguros de Chile). This prospectus and other offering materials relating to the offer of the shares do not constitute a public offer of, or an invitation to subscribe for or purchase, the shares in the Republic of Chile, other than to individually identified purchasers pursuant to a private offering within the meaning of Article 4 of the Chilean Securities Market Act (Ley de Mercado de Valores) (an offer that is not "addressed to the public at large or to a certain sector or specific group of the public").

Electronic Distribution

        A prospectus supplement and the accompanying prospectus in electronic format may be made available on the web sites maintained by the underwriter, or selling group members, if any, participating in this offering and the underwriter may distribute prospectuses electronically. The underwriter may agree to allocate a principal amount of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter and selling group members that will make internet distributions on the same basis as other allocations.

 VALIDITY OF SECURITIES

        The validity of the securities offered by this prospectus supplement is being passed upon for us by Davis Polk & Wardwell LLP, New York, New York. Shearman & Sterling LLP, New York, New York is acting as counsel for the underwriter in this offering. Certain legal matters will be passed upon for certain of the selling stockholders by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Cobalt International Energy, Inc. appearing in Cobalt International Energy, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2012, and the effectiveness of Cobalt International Energy, Inc.'s internal control over financial reporting as of December 31, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION OF
INFORMATION BY REFERENCE

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at www.sec.gov, from which interested persons can electronically access our SEC filings. Other information about us is also on our website at www.cobaltintl.com. However, except for the information specifically incorporated by reference herein as set forth below, the information on the SEC's website and the information on our website do not constitute a part of this prospectus supplement.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering under this prospectus supplement:

          (a)   Current Reports on Form 8-K dated January 18, 2013, March 12, 2013 and April 26, 2013;

          (b)   Quarterly Report on Form 10-Q for the quarter ended March 31, 2013;

          (c)   Annual Report on Form 10-K for the year ended December 31, 2012, including portions of our Definitive Proxy Statement on Schedule 14A filed on March 21, 2013, to the extent specifically incorporated by reference into such Annual Report on Form 10-K; and

          (d)   Registration Statement on Form 8-A dated December 11, 2009.

        You may request a copy of these filings at no cost, by writing or telephoning us at:

Cobalt International Energy, Inc.
Cobalt Center, 920 Memorial City Way, Suite 100
Houston, TX 77024
Attention: Associate General Counsel and Secretary
Telephone: (713) 579-9100

PROSPECTUS

Cobalt International Energy, Inc.

Common Stock
Preferred Stock
Debt Securities
Warrants
Purchase Contracts
Units

        We may offer from time to time common stock, preferred stock, debt securities, warrants, purchase contracts or units. We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. In addition, certain selling securityholders to be identified in supplements to this prospectus may offer and sell these securities from time to time. Specific amounts and terms of these securities will be provided in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

        Investing in these securities involves certain risks. See "Risk Factors" beginning on page 5 before you make your investment decision.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 4, 2011

        We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. Unless otherwise stated in this prospectus, the terms Cobalt, "we," "us," and "our" refer to Cobalt International Energy, Inc. and its subsidiaries.

COBALT INTERNATIONAL ENERGY, INC.

        We are an independent, oil-focused exploration and production company with a world-class below salt prospect inventory in the deepwater U.S. Gulf of Mexico and offshore Angola and Gabon in West Africa. As of September 30, 2010, we have established a current portfolio of 134 identified, well-defined prospects, comprised of 48 prospects located in the deepwater U.S. Gulf of Mexico and 86 prospects located in offshore West Africa.

        Our principal executive offices are located at 1980 Post Oak Boulevard, Suite 1200, Houston, Texas, 77056, and our telephone number is (713) 579-9100. We maintain a website at www.cobaltintl.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

 About this Prospectus

        This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we or the selling securityholders may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we or the selling securityholders may offer. Each time we or the selling securityholders sell securities pursuant to the registration statement of which this prospectus forms a part, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering under this prospectus:

  (a)
  Current Reports on Form 8-K dated January 29, 2010 (excluding Item 2.02), February 24, 2010, May 4, 2010, May 12, 2010, May 24, 2010 and June 16, 2010;

  (b)
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010;

  (c)
  Annual Report on Form 10-K for the year ended December 31, 2009; and

  (d)
  Registration Statement on Form 8-A dated December 11, 2009.

        You may request a copy of these filings at no cost, by writing or telephoning us at:

Cobalt International Energy, Inc.
Two Post Oak Central
1980 Post Oak Boulevard, Suite 1200
Houston, TX 77056
Attention: Associate General Counsel and Secretary
Telephone: (713) 579-9100

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

        This prospectus, any prospectus supplement and the documents incorporated by reference herein or therein include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Our estimates and forward-looking statements are mainly based on our current expectations and estimates of future events and trends, which affect or may affect our business and operations. Although we believe that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to us. Many important factors, in addition to the factors described in this prospectus, any prospectus supplement and the documents incorporated by reference herein or therein, may adversely affect our results as indicated in forward-looking statements. You should read this prospectus, any prospectus supplement and the documents incorporated by reference herein or therein completely and with the understanding that our actual future results may be materially different from what we expect.

        Our estimates and forward-looking statements may be influenced by the following factors, among others:

  •
  our and our partners' ability to obtain permits and drill in the U.S. Gulf of Mexico in light of the legislative and regulatory response resulting from the Deepwater Horizon drilling rig incident and oil spill;

  •
  current and future government regulation of the oil and gas industry;

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  changes in environmental laws or the implementation of those laws;

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  the costs and delays associated with complying with additional legislation and regulation of the oil and gas industry;

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  the successful implementation of our and our partners' prospect development and drilling plans;

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  our ability to obtain financing;

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  uncertainties inherent in making estimates of our oil and natural gas data;

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  the discovery and development of oil reserves;

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  projected and targeted capital expenditures and other costs, commitments and revenues;

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  termination of or intervention in concessions, licenses, permits, rights or authorizations granted by the United States, Angolan and Gabonese governments to us;

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  competition;

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  the volatility of oil prices;

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  our ability to successfully develop our current prospects and to find, acquire or gain access to other prospects;

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  the availability and cost of drilling rigs, production equipment, supplies, personnel and oilfield services;

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  the availability and cost of developing appropriate infrastructure around and transportation to our prospects;

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  military operations, terrorist acts, wars or embargoes;

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  our dependence on our key management personnel and our ability to attract and retain qualified personnel;

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  our vulnerability to severe weather events, especially tropical storms and hurricanes in the U.S. Gulf of Mexico;

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  the cost and availability of adequate insurance coverage; and

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  other risk factors discussed in the "Risk Factors" section of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, respectively, our Annual Report on Form 10-K for the year ended December 31, 2009, in any accompanying prospectus supplement and in other filings made by the us from time to time with the SEC or in materials incorporated herein or therein.

        The words "believe," "may," "will," "aim," "estimate," "continue," "anticipate," "intend," "expect," "plan" and similar words are intended to identify estimates and forward-looking statements. Estimates and forward-looking statements speak only as of the date they were made, and, except to the extent required by law, we undertake no obligation to update or to review any estimate and/or forward-looking statement because of new information, future events or other factors. Estimates and forward-looking statements involve risks and uncertainties and are not guarantees of future performance. As a result of the risks and uncertainties described above, the estimates and forward-looking statements discussed in this prospectus, any prospectus supplement and the documents incorporated by reference herein or therein might not occur and our future results and our performance may differ materially from those expressed in these forward-looking statements due to, including, but not limited to, the factors mentioned above. Because of these uncertainties, you should not place undue reliance on these forward-looking statements.

RISK FACTORS

        An investment in our securities involves significant risks. Before purchasing any securities, you should carefully consider and evaluate all of the information included and incorporated by reference or deemed to be incorporated by reference in this prospectus or the applicable prospectus supplement, including the risk factors incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein or in the applicable prospectus supplement. Our business, results of operations or financial condition could be adversely affected by any of these risks or by additional risks and uncertainties not currently known to us or that we currently consider immaterial.

RATIO OF EARNINGS TO FIXED CHARGES

        Since inception our ratio of earnings to fixed charges has been zero. The basis for this calculation is that we have no long-term debt and therefore no interest expensed or capitalized, amortized premiums, discounts or capitalized expense relating to indebtedness.

DESCRIPTION OF CAPITAL STOCK

        The following description of our capital stock is based upon our certificate of incorporation, our bylaws and applicable provisions of law. We have summarized certain portions of the certificate of incorporation and bylaws below. The summary is not complete. The certificate of incorporation and bylaws are incorporated by reference in the registration statement for these securities that we have filed with the SEC and have been filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2009 and our Registration Statement on Form 8-A dated December 11, 2009, respectively. You should read the certificate of incorporation and bylaws for the provisions that are important to you.

        We are authorized to issue 2,000,000,000 shares of common stock, $0.01 par value per share, and 200,000,000 shares of preferred stock, $0.01 par value per share. As of September 30, 2010 we had 356,091,275 shares of common stock outstanding held of record by 96 stockholders and no shares of preferred stock outstanding.

Common Stock

        Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable. The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Preferred Stock

        The preferred stock, if issued, would have priority over the common stock with respect to dividends and other distributions, including the distribution of our assets upon liquidation. Our board of directors has the authority, without further stockholder authorization, to issue from time to time shares of preferred stock in one or more series and to fix the terms, limitations, relative rights and preferences and variations of each series. Although we have no present plans to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of common stock, could adversely affect the rights and powers, including voting rights, of the common stock, and could have the effect of delaying, deterring or preventing a change in control of us or an unsolicited acquisition proposal.

        When we or the selling securityholders offer to sell a particular series of preferred stock, we will describe the specific terms of the securities in a supplement to this prospectus. The preferred stock will be issued under a certificate of designations relating to each series of preferred stock and is also subject to our certificate of incorporation.

        The transfer agent for each series of preferred stock will be described in the prospectus supplement.

Certain Provisions of Our Certificate of Incorporation and By-laws

        Provisions of our certificate of incorporation and by-laws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock.

        Among other things, our certificate of incorporation and by-laws:

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  permit our board of directors to issue up to 200,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate;

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  provide that the authorized number of directors may be changed only by resolution of the board of directors;

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  provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

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  at any time after funds affiliated with First Reserve Corporation, Goldman, Sachs & Co., Riverstone Holdings LLC and The Carlyle Group, and KERN Partners Ltd. and certain limited partners in such funds affiliated with KERN Partners Ltd. (collectively, the "controlling shareholders") no longer beneficially own more than 50% of the outstanding shares of our common stock or our company fails to qualify as a "controlled company" under the New York Stock Exchange ("NYSE") rules as in effect at the time of our initial public offering, provide that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of preferred stock (prior to such time, provide that such actions may be taken without a meeting by written consent);

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  at any time after the controlling shareholders no longer beneficially own more than 50% of the outstanding shares of our common stock or our company fails to qualify as a "controlled company" under the NYSE rules as in effect at the time of our initial public offering, provide for our board of directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three year terms, other than directors which may be elected by holders of preferred stock, if any (prior to such time, provide that our board of directors shall consist of a single class of directors serving one year terms);

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  at any time after the controlling shareholders no longer beneficially own more than 50% of the outstanding shares of our common stock or our company fails to qualify as a "controlled company" under the NYSE rules as in effect at the time of our initial public offering, provide that directors may be removed only for cause and only by the affirmative vote of holders of a majority of the combined voting power of our then outstanding stock (prior to such time, provide that directors may be removed with or without cause);

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  at any time after the controlling shareholders no longer beneficially own more than 50% of the outstanding shares of our common stock or our company fails to qualify as a "controlled company" under the NYSE rules as in effect at the time of our initial public offering, provide that special meetings of our stockholders may only be called by the board of directors or the chairman of the board (prior to such time provide that a special meeting may also be called by stockholders holding a majority of the outstanding shares entitled to vote);

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  provide that we renounce any interest in the business opportunities of the controlling shareholders and of our directors who are affiliated with the controlling shareholders, other than directors employed by us, and that neither our directors affiliated with the controlling shareholders, other than directors employed by us, nor the controlling shareholders have any obligation to offer us those opportunities;

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  eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the Delaware General Corporation Laws (the "DGCL") and indemnify our directors and officers to the fullest extent permitted by Section 145 of the DGCL;

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  provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder's notice;

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  do not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose; and

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  provide that our by-laws can be amended or repealed at any regular or special meeting of stockholders or by the board of directors.

  Opt-Out of Section 203 of the DGCL

        We have expressly elected not to be governed by the "business combination" provisions of Section 203 of the DGCL. At any time after the controlling shareholders no longer beneficially own at least 25% of the outstanding shares of our common stock, such election shall be automatically withdrawn and we will thereafter be governed by the "Business Combination" provisions of Section 203 of the DGCL. Section 203 prohibits a person who acquires more than 15% but less than 85% of all classes of our outstanding voting stock without the approval of our board of directors from merging or combining with us for a period of three years, unless the merger or combination is approved by a two-thirds vote of the shares not owned by such person. These provisions would apply even if the proposed merger or acquisition could be considered beneficial by some stockholders.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

Listing

        Our common stock is listed on the NYSE under the symbol "CIE."

DESCRIPTION OF DEBT SECURITIES

        The debt securities will constitute either senior or subordinated debt of Cobalt. The debt securities that are sold may be exchangeable for and/or convertible into common stock or any of the other securities that may be sold under this prospectus. The debt securities will be issued under one or more separate indentures between us and a designated trustee. We will include in a prospectus supplement the specific terms of each series of senior or subordinated debt securities being offered, including the terms, if any, on which a series of senior or subordinated debt securities may be convertible into or exchangeable for other securities. In addition, the material terms of any indenture, which will govern the rights of the holders of our senior or subordinated debt securities will be set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

        We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

        We may issue purchase contracts for the purchase or sale of:

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  debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices or such securities or any combination of the above as specified in the applicable prospectus supplement;

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  currencies; or

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  commodities.

        Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

        The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under an indenture.

DESCRIPTION OF UNITS

        As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities.

FORMS OF SECURITIES

        Each debt security, warrant, and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities will be issued in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants, or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor's beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

        Registered Global Securities.    We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

        If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

        Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

        So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

        Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants, guaranteed trust preferred securities or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Cobalt, the trustees, the warrant agents, the unit agents or any other agent of Cobalt, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

        We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants' accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of those participants.

        If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary's instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

        Cobalt and/or the selling securityholders, if applicable, may sell the securities in one or more of the following ways (or in any combination) from time to time:

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  through underwriters or dealers;

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  directly to a limited number of purchasers or to a single purchaser; or

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  through agents.

        The prospectus supplement will state the terms of the offering of the securities, including:

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  the name or names of any underwriters, dealers or agents;

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  the purchase price of such securities and the proceeds to be received by Cobalt, if any;

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  any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation;

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  any public offering price;

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  any discounts or concessions allowed or reallowed or paid to dealers; and

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  any securities exchanges on which the securities may be listed.

        Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        If Cobalt and/or the selling securityholders, if applicable, use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

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  negotiated transactions;

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  at a fixed public offering price or prices, which may be changed;

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  at market prices prevailing at the time of sale;

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  at prices related to prevailing market prices; or

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  at negotiated prices.

        Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

        Cobalt and/or the selling securityholders, if applicable, may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

        Cobalt and/or the selling securityholders, if applicable, may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from Cobalt at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

        Underwriters and agents may be entitled under agreements entered into with Cobalt and/or the selling securityholders, if applicable, to indemnification by Cobalt and/or the selling securityholders, if applicable, against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for Cobalt and its affiliates in the ordinary course of business.

        Each series of securities other than the common stock, which is listed on the NYSE, will be a new issue of securities and will have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.

VALIDITY OF SECURITIES

        The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell LLP.

EXPERTS

        The consolidated financial statements of Cobalt International Energy, Inc. (previously known as Cobalt International Energy, L.P.) (a development stage enterprise) appearing in Cobalt International Energy, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2009 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.